Exhibit 99.1

Progyny, Inc. Announces Second Quarter 2020 Results

Reports Second Quarter Revenue of $64.6 Million

Patient Return to Treatment Faster Than Expected

Issues Revenue Guidance of $323.0 to $340.0 Million for Full Year 2020, Reflecting Growth of 41% to 48%

Issues Revenue Guidance of $88.0 to $95.0 Million for the Third Quarter of 2020, Reflecting Growth of 44% to 55%

NEW YORK, August 5, 2020 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced its financial results for the three-month period ended June 30, 2020 (“the second quarter of 2020”) as compared to the three-month period ended June 30, 2019 (“the prior year period”).

“Earlier in the year, while access to care was significantly disrupted by the pandemic, our members remained eager to resume treatment once they were able to do so safely.  As clinics began to reopen throughout the quarter, member activity recovered more quickly than we had initially anticipated, with patient volumes at the end of the quarter approaching typical utilization levels,” said David Schlanger, Chief Executive Officer of Progyny.  “This level of treatment activity affirms our belief that Progyny’s business would recover more quickly relative to other areas of the economy that have been significantly affected by COVID-19 as well as other areas of healthcare like hospitals, where non-emergency procedures are still significantly lower than normal.”

“While member utilization in June was approximately 90% of what we typically would have expected to see, most clinics weren’t initiating new treatments at the start of the quarter, so our overall utilization in the second quarter was only about 65% of our typical levels,” said Pete Anevski, Progyny’s President, Chief Financial and Operating Officer.  “Despite this, we are still reporting double-digit revenue growth, strong profit margins, healthy Adjusted EBITDA and positive operating cash flow against the backdrop of the COVID-19 pandemic, demonstrating both the resilience and strength of our business model.”

Impact of COVID-19 on Second Quarter Results

As previously disclosed, as of the start of the second quarter, the significant majority of fertility clinics had ceased initiating new treatment cycles in response to guidelines issued by the American Society for Reproductive Medicine (“ASRM”), and our treatment volumes were negatively affected.  On April 24, ASRM updated its guidelines to provide for the safe resumption of fertility treatments.  As clinics began providing their full range of services throughout the quarter, our treatment volumes steadily increased.

Second Quarter 2020 Highlights:

(unaudited; in thousands, except per share amounts)	2Q 2020	2Q 2020
Revenue	$64,605	$56,168
Gross Profit	$11,955	$11,452
Gross Margin	18.5%	20.4%
Net (Loss) Income	$(1,812)	$1,520
Net (Loss) Income per Share Attributable to Common Stockholders1	$(0.02)	$—
Adjusted EBITDA2	$3,032	$4,575
Adjusted EBITDA Margin2	4.7%	8.1%

1.	Net (loss) income per share attributable to common stockholders reflects weighted-average shares outstanding as adjusted for potential dilutive securities, including options to purchase common stock and warrants to purchase common stock. In addition, 2Q 2019 reflects an adjustment related to deemed dividends on convertible preferred stock and undistributed earnings of participating securities. Note the company effected a 1-for-4.5454 reverse stock split of its common stock and convertible preferred stock on October 14, 2019. For ease of comparability, all periods presented in this release retroactively give effect to the reverse stock split as if it occurred at the beginning of the periods presented.
2.	Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of Adjusted EBITDA to Net (loss) income, the most directly comparable financial measure stated in accordance with GAAP for each of the periods presented.

Financial Highlights

Revenue was $64.6 million, a 15% increase as compared to the $56.2 million reported in the prior year period.

●	Fertility benefit services revenue was $46.3 million, a 1.3% increase from the $45.7 million reported in the prior year period, as the increase in our number of clients and covered lives was partially offset by the reduced utilization of the benefit due to the impacts of COVID-19.
●	Pharmacy benefit services revenue was $18.3 million, a 75% increase as compared to the $10.5 million reported in the prior year period. The growth in pharmacy benefit services revenue was primarily driven by an increase in the number of clients that are providing the pharmacy benefit as compared to the prior year period.

Gross profit was $12.0 million, an increase of 4.4% from the prior year period, primarily due to the higher revenue.  Gross margin was 18.5% as compared to 20.4% in the prior year period.  The decline in gross margin was due primarily to the company’s decision to keep all of its care management staff in place during the pause in treatments caused by COVID-19.  This decision, which was made in anticipation of the resumption in services across regions and the corresponding ramp up toward normal service levels, ensured that our members were able to resume treatments as quickly as possible.

Net loss was $1.8 million, a decrease of $3.3 million from the $1.5 million in net income in the prior year period.  The decrease was due primarily to the company’s decision to keep its overall workforce intact amid the temporary disruption in treatment volumes because of COVID-19, partially offset by the absence in the current period of a warrant valuation adjustment expense related to convertible preferred stock warrants.  Effective with the company’s initial public offering in October 2019, all outstanding convertible preferred stock warrants were converted into warrants to purchase common stock and the warrants are no longer subject to a valuation adjustment.

Net loss attributable to common stockholders was $1.8 million, or $0.02 per share.  There was no net income or loss attributable to common stockholders in the prior year period due to the impact of deemed dividends on convertible preferred stock.

Adjusted EBITDA was $3.0 million, a decrease of $1.5 million from the prior year period, while Adjusted EBITDA margin was 4.7%, a decline from the 8.1% margin in the prior year period.  The decline in both Adjusted EBITDA and Adjusted EBITDA margin reflect the company’s decision to keep its overall workforce intact amid the temporary disruption in treatment volumes because of COVID-19, as well as a $1.7 million step up in incremental expenses of being a public company.

Readers are encouraged to review Annex A for a reconciliation of Adjusted EBITDA to net (loss) income.

Balance Sheet and Financial Position

As of June 30, 2020, the company had total working capital of approximately $102 million.  This included cash, cash equivalents and marketable securities of $91.4 million and no debt, which was consistent with the respective balances as of March 31, 2020.

Cash Flow

Net cash provided by operating activities for the second quarter of 2020 was $2.2 million, compared to net cash provided by operating activities of $4.2 million in the prior year period.

Operational Metrics:

Clients and Members

	As of June 30,
	2020	2019
Clients	134	80
Members	2,157,000	1,321,600

Assisted Reproductive Treatment (ART) Cycles and Utilization Rates

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
ART Cycles*	3,434	3,378	7,877	6,005
Utilization – All Members**	0.35%	0.53%	0.66%	0.86%
Utilization – Female Only**	0.32%	0.46%	0.58%	0.73%

*   Represents the number of ART cycles performed, including IVF with a fresh embryo transfer, IVF freeze all cycles/embryo banking, frozen embryo transfers and egg freezing.

** Represents the member utilization rate for all services, including, but not limited to, ART cycles, initial consultations, IUIs, and genetic testing.  The utilization rate for all members includes all unique members (female and male) who utilize the benefit during that period, while the utilization rate for female only includes only unique females who utilize the benefit during that period.  For purposes of calculating utilization rates in any given period, the results reflect the number of unique members utilizing the benefit for that period.  Individual periods cannot be combined as member treatments may span multiple periods.

Financial Outlook and Impact of COVID-19 on Third Quarter and Full Year 2020 Results

“As we begin the third quarter, treatment volumes have largely – though not entirely – recovered to levels we would ordinarily expect to see, reflecting that the majority of members who want treatment are pursuing care, even as COVID-19 cases in some parts of the country have risen to their highest levels since the pandemic began,” said Mr. Schlanger.

“We continue to expect some members will have trepidation about initiating treatment.  The guidance ranges we are issuing today contemplate that member utilization remains at approximately 90% of the levels we would ordinarily expect, consistent with what we saw at the end of the second quarter – reflecting that a certain percentage of members may continue to feel uncomfortable pursuing treatment during a pandemic – while also considering potential additional negative impacts to utilization in those areas of the country that are being more severely affected by COVID-19 at this time.”

The company is providing the following financial guidance for the year ended December 31, 2020 and the three-month period ending September 30, 2020:

●	Full Year 2020 Outlook:
o	Revenue is projected to be $323.0 million to $340.0 million, reflecting growth of 41% to 48%
o	Net income is projected to be $8.9 million to $13.1 million, or $0.09 to $0.13 per share, on the basis of approximately 100 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $24.0 million to $28.0 million

●	Third Quarter of 2020 Outlook:
o	Revenue is projected to be $88.0 million to $95.0 million, reflecting growth of 44% to 55%
o	Net income is projected to be $3.6 million to $5.3 million, or $0.04 to $0.05 per share, on the basis of approximately 100 million assumed weighted-average fully diluted-shares outstanding
o	Adjusted EBITDA[1] is projected to be $7.2 million to $8.8 million

“We believe one of the most underappreciated aspects of our business is the caliber of our client base and the commitment that our clients have to their employees,” continued Mr. Schlanger.  “The majority of our clients are in industries that have been less significantly impacted by COVID-19, which is reflected in the increase we reported in our member base as compared to March 31st.

“As we look into 2021, we believe our growth will be driven by a combination of factors, including the strength of our installed base, our high rate of client retention, our opportunities to upsell, and our ability to continue to attract new clients.  Our existing clients haven’t raised any concerns about continuing with their fertility benefit next year.  And our new sales activity continues to be positive, even while we have heard from some benefits teams that the lasting duration of the pandemic and the distraction it is causing is making it difficult for them to consider changes to their programs for 2021.  In light of this, our preliminary expectations for 2021 are for a minimum of $525 million of revenue, reflecting an accelerating growth rate of 58% from the midpoint of our 2020 guidance, and we expect to enter the 2021 sales season with a robust pipeline.

“Now more than ever before, companies need to demonstrate to their workforce their commitment to diversity, equality and inclusion.  Providing a quality fertility benefit directly addresses each of these areas, and with our superior outcomes, high levels of client and member satisfaction, and competitive differentiation, we believe Progyny will be a beneficiary of companies’ increasing commitment to provide the support their workers require.”

1.	Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with, U.S. GAAP. Please see Annex A of this release for a reconciliation of forward-looking Adjusted EBITDA to forward-looking net loss, the most directly comparable financial measure stated in accordance with GAAP for the period presented.

Conference Call Information

Progyny will host a conference call at 4:45 P.M. Eastern Time (1:45 P.M. Pacific Time) today to discuss its financial results.  Interested participants from the United States may join by calling 1.877.883.0383 and using conference ID 4278956.  Participants from international locations may join by calling 1.412.902.6506 and using the same conference ID.  A replay of the call will be available until August 11, 2020 at 11:59 P.M. Eastern Time by dialing 1.877.344.7529 (U.S. participants) or 1.412.317.0088 (international) and entering passcode 10146608.  A live audio webcast of the call and subsequent replay will also be available through the Events & Presentations section of the Company’s Investor Relations website at investors.progyny.com.

About Progyny

Progyny (Nasdaq: PGNY) is a leading fertility benefits management company in the US. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been recognized for its leadership and growth by CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Financial Times, INC. 5000, and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management.  These forward-looking statements include, without limitation, statements regarding our positioning to successfully manage the impact of COVID-19 and the associated economic uncertainty on our business, our financial outlook for the third quarter and full year 2020 and full year 2021, the impact of COVID-19 on our financial outlook and member utilization rates, our expectations on the timing and extent of the recovery of the fertility industry and the resumption of fertility services at provider clinics, the strength of our client base and their ability to manage the impacts of COVID-19, our ability to retain existing clients and acquire new clients, and our business strategy, plans, goals and expectations concerning our market position, future operations, and other financial and operating information.  The words “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “will,” “future,” “project,” and the negative of these or similar terms and phrases are intended to identify forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  These risks include, without limitation, risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of fertility procedures and other impacts to the business; failure to meet our publicly announced guidance or other expectations about our business; competition in the market in which we operate; our history of operating losses and ability to sustain profitability in the future; our limited operating history and the difficulty in predicting our future results of operations; our ability to attract and retain clients and increase the adoption of services within our client base; the loss of any of our largest client accounts; changes in the technology industry; changes in the health insurance market; negative publicity in the health benefits industry; lags, failures or security breaches in our computer systems or those of our vendors; a significant change in the utilization of our solutions; our ability to offer high-quality support; positive references from our existing clients; our ability to develop and expand our marketing and sales capabilities; the rate of growth of our future revenues; the accuracy of the estimates and assumptions we use to determine the size of target markets; our ability to successfully manage our growth; unfavorable conditions in our industry or the United States economy, such as conditions resulting from outbreaks of contagious diseases including COVID-19; reductions in employee benefits spending; seasonal fluctuations in our sales; the adoption of new solutions and services by our clients or members; our ability to innovate and develop new offerings; our ability to adapt and respond to the medical landscape, regulations, client needs, requirements or preferences; our ability to maintain and enhance our brand; our ability to attract and retain members of our management team, key employees, or other qualified personnel; our ability to maintain our company culture; our ability to maintain our Center of Excellence network of healthcare providers; our strategic relationships with and monitoring of third parties; our ability to maintain or any disruption of our pharmacy distribution network; our relationship with key pharmaceutical manufacturers or any decline in rebates provided by them; our ability to maintain our relationships with benefits consultants; exposure to credit risk from our members; risks related to government regulation; risks related to potential sales to government entities; our ability to protect our intellectual property rights; risks related to any litigation against us; risks related to acquisitions, strategic investments, partnerships, or alliances; federal tax reform and changes to our effective tax rate; the imposition of state and local state taxes; our ability to utilize a significant portion of our net operating loss or research tax credit carryforwards; our ability to develop or maintain effective internal control over financial reporting and the increased costs of operating as a public company.  For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, and subsequent reports that we file with the SEC which are available at http://investors.progyny.com and on the SEC’s website at https://www.sec.gov.

Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this press release.  Our actual future results could differ materially from what we expect.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons.  Actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables include a non-GAAP financial measure, Adjusted EBITDA.

Adjusted EBITDA is a supplemental financial measure that is not required by, or presented in accordance with, GAAP. We believe that Adjusted EBITDA, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include: (1) it does not properly reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including interest expense, net; (5) it does not consider the impact of any stock warrant valuation adjustment; (6) it does not reflect tax payments that may represent a reduction in cash available to us; and (7) it does not include legal fees that may be payable in connection with a vendor arbitration. In addition, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate Adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income from continuing operations and other GAAP results.

We calculate Adjusted EBITDA as net income, adjusted to exclude depreciation and amortization; stock-based compensation expense; other income; interest (income) expense, net; convertible preferred stock warrant valuation adjustment; provision for income taxes and legal fees associated with a vendor arbitration. Please see Annex A: “Reconciliation of GAAP to Non-GAAP Financial Measures” elsewhere in this press release.

For Further Information, Please Contact:

Investors:

James Hart

investors@progyny.com

Media:

Selena Yang

media@progyny.com

PROGYNY, INC.

Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	June 30,	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$49,392	$80,382
Marketable securities	41,984	—
Accounts receivable, net of $11,084 and $6,320 of allowances at June 30, 2020 and December 31, 2019, respectively	64,996	47,059
Prepaid expenses and other current assets	3,333	5,003
Total current assets	159,705	132,444
Property and equipment, net	3,604	3,083
Goodwill	11,880	11,880
Intangible assets, net	1,754	2,375
Other noncurrent assets	611	652
Total assets	$177,554	$150,434
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,935	$19,388
Accrued expenses and other current liabilities	25,733	16,775
Total current liabilities	57,668	36,163
Other noncurrent liabilities	327	—
Total liabilities	57,995	36,163
Commitments and Contingencies (Note 7)
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at June 30, 2020 and December 31, 2019; 85,778,057 and 84,188,202 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	9	8
Additional paid-in capital	231,792	228,755
Treasury stock, at cost, $0.0001 par value; 615,980 shares at June 30, 2020 and December 31, 2019	(1,009)	(1,009)
Accumulated deficit	(111,238)	(113,483)
Accumulated other comprehensive income	5	—
Total stockholders’ equity	119,559	114,271
Total liabilities and stockholders’ equity	$177,554	$150,434

PROGYNY, INC.

Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$64,605	$56,168	$145,629	$103,365
Cost of services	52,650	44,716	117,072	81,949
Gross profit	11,955	11,452	28,557	21,416
Operating expenses:
Sales and marketing	3,608	3,117	6,875	5,463
General and administrative	10,167	5,981	19,643	10,489
Total operating expenses	13,775	9,098	26,518	15,952
Income (loss) from operations	(1,820)	2,354	2,039	5,464
Other income (expense):
Other income	3	—	167	—
Interest income (expense), net	5	(128)	155	(166)
Convertible preferred stock warrant valuation adjustment	—	(642)	—	(1,193)
Total other income (expense), net	8	(770)	322	(1,359)
Income (loss) before income taxes	(1,812)	1,584	2,361	4,105
Provision for income taxes	—	64	116	64
Net income (loss)	$(1,812)	$1,520	$2,245	$4,041
Net income (loss) attributable to common stockholders	$(1,812)	$—	$2,245	$—
Net income (loss) per share attributable to common stockholders:
Basic	$(0.02)	$—	$0.03	$—
Diluted	$(0.02)	$—	0.02	—
Weighted-average shares used in computing net earnings (loss) per share:
Basic	85,281,151	5,172,209	84,909,692	5,164,564
Diluted	85,281,151	5,172,209	98,887,190	5,164,564

PROGYNY, INC.

Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2020	2019
OPERATING ACTIVITIES
Net income	$2,245	$4,041
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax expense	116	64
Non-cash interest expense	37	—
Depreciation and amortization	980	1,059
Stock-based compensation expense	5,590	1,529
Bad debt expense	2,469	1,102
Loss on disposal of property and equipment	—	1
Change in fair value of warrant liabilities	—	1,193
Changes in operating assets and liabilities:
Accounts receivable	(20,400)	(22,018)
Prepaid expenses and current other assets	1,670	(388)
Accounts payable	12,833	7,544
Accrued expenses and other current liabilities	8,470	4,099
Other noncurrent assets and liabilities	327	(150)
Net cash provided by (used in) continuing operations	14,337	(1,924)
Net cash provided by (used in) discontinued operations	—	—
Net cash provided by (used in) operating activities	14,337	(1,924)

INVESTING ACTIVITIES
Purchase of property and equipment, net	(791)	(258)
Purchases of marketable securities	(41,979)	—
Net cash (used in) continuing operations	(42,770)	(258)
Net cash provided by discontinued operations	—	200
Net cash (used in) provided by investing activities	(42,770)	(58)

FINANCING ACTIVITIES
Payment of initial public offering costs	(791)	(748)
Proceeds from revolving line of credit	—	94,757
Repayments made against revolving line of credit	—	(91,887)
Proceeds from exercise of stock options	1,429	31
Payment of employee taxes related to equity awards	(4,096)	—
Proceeds from contributions to employee stock purchase plan	901	—
Net cash (used in) provided by continuing operations	(2,557)	2,153
Net cash provided by discontinued operations	—	—
Net cash (used in) provided by financing activities	(2,557)	2,153
Net increase (decrease) in cash and cash equivalents	(30,990)	171
Cash and cash equivalents, beginning of period	80,382	127
Cash and cash equivalents, end of period	$49,392	$298

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$—	$166
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Additions of property and equipment, net included in accrued expenses	$89	$—
Non-cash deferred initial public offering costs in accounts payable and accrued liabilities	$—	$387

ANNEX A

PROGYNY, INC.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited)

(in thousands)

Adjusted EBITDA

The following table provides a reconciliation of Net income (loss) to Adjusted EBITDA for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

	(in thousands)
Net income (loss)	$(1,812)	$1,520	$2,245	$4,041
Add:
Depreciation and amortization	460	550	980	1,060
Stock‑based compensation	3,541	1,012	5,590	1,529
Other income	(3)	-	(167)	-
Interest (income) expense, net	(5)	128	(155)	166
Convertible preferred stock warrant valuation adjustment	-	642	-	1,193
Provision for income taxes	-	64	116	64
Legal fees associated with a vendor arbitration(a)	851	509	1,544	726
Non-deferred IPO costs	-	150	-	150
Adjusted EBITDA	$3,032	$4,575	$10,153	$8,929

(a)	We engaged in other activities and transactions that can impact our net income. In recent periods, these other items included, but were not limited to, legal fees related to an arbitration resulting from our termination of an agreement with a specialty pharmacy vendor.

Reconciliation of Anticipated Net Income to Anticipated Adjusted EBITDA for the Three Months Ending September 30, 2020 and the Year Ending December 31, 2020

	Three Months Ending September 30, 2020		Year Ending December 31, 2020
(in thousands)	Low	High	Low	High

Revenue	$88,000	$95,000	$323,000	$340,000
Net Income	$3,600	$5,300	$8,856	$13,056
Add:
Depreciation and amortization	500	500	2,000	2,000
Stock-based compensation	3,100	2,900	11,900	11,600
Other income	-	-	(200)	(200)
Interest income, net	-	-	(200)	(200)
Provision for income taxes	-	100	100	200
Legal fees associated with a vendor arbitration	-	-	1,544	1,544
Adjusted EBITDA*	$7,200	$8,800	$24,000	$28,000

* All of the numbers in the table above reflect our future outlook as of the date hereof.  Net income and Adjusted EBITDA ranges do not reflect any estimate for other potential activities and transactions, such as legal fees associated with a vendor arbitration, nor do they contemplate any adjustment of the valuation allowance related to the deferred tax assets.